Exhibit 99.1

Press Release

RELM Wireless Announces 2004 Results

WEST MELBOURNE, Fla, February 28, 2005 - RELM Wireless Corporation (OTC Bulletin Board: RELM - News) today announced its operating results for the fourth quarter and year ended December 31, 2004.

Sales for the year 2004 increased approximately $1.0 million (4.7 percent) to $20.7 million from $19.7 million for the prior year.  Pretax income for the year 2004 increased approximately $0.8 million (88.4 percent) to $1.7 million from $0.9 million for the prior year.  Net income for the year 2004 increased approximately $7.0 million to $7.9 million ($0.65 per diluted share) from $0.9 million ($0.09 per diluted share) for the prior year, primarily due to an income tax benefit of approximately $6.2 million as a result of a reduction in the valuation allowance of the Company’s deferred tax asset.  The deferred tax asset is comprised largely of net operating loss carry forwards (NOLs).

Sales for the fourth quarter 2004 decreased approximately $0.3 million (5.9 percent) to $5.6 million, from $5.9 million for the same quarter last year. Pretax income for the fourth quarter 2004 decreased approximately $0.4 million (50.5 percent) to $0.4 million from $0.8 million for the prior year.  Fourth quarter net income increased approximately $5.8 million to $6.6 million ($0.50 per diluted share) from $0.8 million ($0.08 per diluted share) for the fourth quarter of the prior year primarily due to the aforementioned reduction in the valuation allowance of the net deferred tax asset and corresponding income tax benefit.

Sales growth for the year ended December 31, 2004 was driven primarily by sales of new products, including digital Project 25 radios used by government and public safety agencies, as well as new RELM-series radios targeted for commercial and industrial applications.  The decline in sales for the fourth quarter 2004 compared to the same period last year was primarily attributed to the timing of purchases by certain government customers.

For the year 2004, gross profit margins increased to 44.0 percent from 38.6 percent for 2003 as a result of the increasing effectiveness of manufacturing programs and efficiencies as well as new product designs and reduced manufacturing overhead costs.  Gross profit margins for the fourth quarter 2004 decreased to 40.0 percent from 47.2 percent for the same period last year, due to non-recurring sales of older model analog products.

For the year 2004, selling, general and administrative costs (SG&A) increased approximately 12.8 percent to $7.2 million compared to $6.4 million for 2003 as the Company increased its spending related to digital product development programs and certain sales and marketing activities.  For the fourth quarter 2004, SG&A decreased approximately 5.2 percent to $1.7 million compared with $1.8 million for the same period last year due to decreases in administrative expenses and certain one-time expenses that were incurred during the fourth quarter last year.

The Company realized an income tax benefit for the quarter and year ended December 31, 2004 of approximately $6.2 million compared to income tax expense of $13,000 for 2003.  This benefit was derived from a reduction in the valuation allowance of the Company’s deferred tax asset, which is comprised primarily of net operating loss carry forwards (NOLs).  The reduction was the result of the Company’s reevaluation of its prospects for realizing the benefit of its net deferred tax asset in future years, and is based upon management’s conclusions regarding, among other considerations, estimates of future earnings based on information currently available, current and anticipated customers and contracts, new product introductions, recent operating results during 2004, 2003 and 2002, and certain tax planning strategies.

RELM President and Chief Executive Officer David Storey commented, “In 2003, we posted RELM’s best operating income performance in 17 years.  In 2004, we exceeded that performance on the strength of new product development and manufacturing improvements.  Leading the way were new BK Radio-brand P25 digital products for public safety, homeland security, military and federal/state/local government agency users.  We also introduced an entire new family of mobile and portable radios for commercial and industrial applications.  These new products, incorporating more efficient manufacturing designs, combined with a lean cost structure, are key factors behind our improved results.”

Mr. Storey continued, “We also realized an increase in net income largely due to the income tax benefit of reducing the valuation allowance against our deferred tax asset.  Although this is a non-cash transaction, it is important to note that the income tax benefit requires not only sustained profitability in recent years but also the prospect for realizing the value of this net deferred tax asset from future earnings.”

For more than 55 years, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery.  Revolutionary advances include new low-cost digital portable two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, Relm/BK and Relm brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at http://www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following; the Company’s history of losses through 2002, reliance on overseas manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital.  Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

(Financial Tables To Follow)

RELM WIRELESS CORPORATION

Condensed Consolidated Statements of Income

(In Thousands Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	(Unaudited)
	12/31/2004	12/31/2003	12/31/2004	12/31/2003

Sales	$5,553	$5,901	$20,656	$19,728

Costs & Expenses:
Cost of Sales	3,330	3,118	11,571	12,112
Selling, General and Administrative Expenses	1,749	1,845	7,161	6,350
Total Costs & Expenses	5,079	4,963	18,732	18,462

Operating Income	474	938	1,924	1,266

Other Income (Expense):
Interest Expense	(69)	(105)	(291)	(442)
Other Income	13	12	27	57

Pretax Income	418	845	1,660	881

Income Tax Expense / (Benefit)**	(6,217)	13	(6,217)	13

Net Income	$6,635	$832	$7,877	$868

Earnings per share - basic	$0.52	$0.09	$0.68	$0.10

Earnings per share - diluted	$0.50	$0.08	$0.65	$0.09

Weighted Average Common Shares Outstanding, Basic	12,871	9,072	11,536	9,002
Weighted Average Common Shares Outstanding, Diluted	13,383	10,750	12,151	9,173

** The Company realized an income tax benefit for the quarter and year ended December 31, 2004 of approximately $6.2 million compared to income tax expense of $13,000 for 2003.  The benefit was derived from a reduction in the valuation allowance against the deferred tax asset, generating a corresponding income tax benefit totaling approximately $6.2 million.  The deferred tax asset is composed primarily of net operating loss carry forwards (NOLs).  The reduction in valuation allowance is based upon management’s conclusions regarding, among other considerations, estimates of future earnings based on information currently available, current and anticipated customers and contracts, new product introductions, recent operating results during 2004, 2003 and 2002, and certain tax planning strategies.

RELM WIRELESS CORPORATION

Condensed Consolidated Balance Sheets

(In Thousands Except Share Data)

ASSETS	December 31 2004	December 31 2003

Current Assets:
Cash & Cash Equivalents	$3,140	$1,293
Trade Accounts Receivable, Net	3,651	2,880
Inventories, Net	4,735	5,698
Deferred tax assets, net**	1,339	—
Prepaid Expenses & Other Current Assets	326	374
Total Current Assets	13,191	10,245

Property, Plant and Equipment, Net	1,291	1,468
Debt Issuance Costs, Net	—	171
Deferred tax assets, net**	4,923	—
Other Assets	288	345

Total Assets	$19,693	$12,229

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$700	$3,150
Accounts payable	520	891
Accrued compensation and related taxes	549	547
Accrued warranty expense	118	82
Accrued other expenses and other current liabilities	352	302
Total Current Liabilities	2,239	4,972

Long-Term Debt	—	1,272

Commitments and Contingencies	—	—

Stockholders' Equity:
Preferred stock; $1.00 par value; 1,000,000 authorized
shares, none issued or outstanding.	—	—
Common stock; $0.60 par value; 20,000,000 authorized
shares, 12,872,618 and 9,073,085 issued and
outstanding shares at December 31, 2004 and
December 31, 2003, respectively.	7,723	5,443
Additional paid-in capital	22,794	21,482
Deficit	(13,063)	(20,940)
Total Stockholders' Equity	17,454	5,985

Total Liabilities and Stockholders' Equity	$19,693	$12,229

** As of December 31, 2004, the Company recognized a net deferred tax asset of approximately $6.2 million.  This asset is composed primarily of net operating loss carry forwards (NOL’s).  Realization of the net deferred tax asset is dependent upon the Company’s ability to generate sufficient taxable income in future years.  SFAS Statement 109 requires that all evidence be analyzed to determine if, based on the weight of the evidence, the Company is more likely than not to realize the benefit of the net deferred tax asset.  Recognition of the net deferred tax asset is based upon management’s conclusions regarding, among other considerations, estimates of future earnings based on information currently available, current and anticipated customers and contracts, new product introductions, recent operating results during 2004, 2003 and 2002, and certain tax planning strategies.

The Company has evaluated the available evidence and the likelihood of realizing the benefit of its net deferred tax asset and concluded based upon the weight of available evidence that it more likely than not will realize the benefit of its net deferred tax asset.  Accordingly, in the fourth quarter 2004, the Company reduced the valuation allowance against its deferred tax asset, recognizing a net deferred tax asset on the Company’s balance sheet of approximately $6.2 million.

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Source:  RELM Wireless Corporation